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                                                                     EXHIBIT 15








TXU Corp.:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (TXU Corp.) as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003, as indicated in our report dated May 7, 2004 (November 21, 2004 as to Note 12); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Current Report on Form 8-K of TXU Corp. dated November 22, 2004, is incorporated by reference in Registration Statements Nos. 333-37652, 333-64504, 333-64504-01, 333-64504-02, 333-71004, 333-71004-01, 333-71004-02, 333-84418, 333-84418-01,
333-84418-02, 333-110125 and Amendment No. 1 thereto, 333-103922, and 333-115159 on Form S-3 and Registration Statements Nos. 333-32833, 333-32837, 333-45657, 333-46671, 333-79627 as amended by Post Effective Amendment No. 1 thereto, 333-62014, 333-86640, 333-92260 and 333-105133 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Dallas, Texas
November 21, 2004